Exhibit 4.12

First Amendment to the

License Agreement effective March 18, 2005

between

F. Hoffmann-La Roche Ltd

with an office and place of business at Grenzacherstr.124, CH-4070 Basel, Switzerland (“ROCHE Basel”)

and

Hoffmann-La Roche Inc.

with an office and place of business at 340 Kingsland Street, Nutley, NJ 07110, USA (“ROCHE Nutley”; ROCHE Basel and ROCHE Nutley together referred to as “ROCHE”) on the one hand

and

Evotec Neurosciences GmbH, Schnackenburgallee 114, 22525 Hamburg, Germany (“ENS”)

WHEREAS, ROCHE and ENS entered into a License Agreement effective March 18, 2005 (the “Agreement”)

WHEREAS, ROCHE and ENS agreed to amend certain terms of the Agreement with the intent to facilitate successful financing and development of the compound licensed under the Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in the Agreement and this First Amendment, the parties agree as follows:

1. Grant of Rights

The following sentence shall be added at the end of Section 2.2:

“If the potential sub-licensee wishes to change any non-financial terms of the Agreement or this First Amendment such as the diligence obligations of the Agreement, then ROCHE and ENS will negotiate in good faith the terms for such requested changes.”

2. Diligence

Section 4.1.3 shall be amended and read as follows:

“If ROCHE reasonably believes that ENS is not using Commercially Reasonable Efforts with respect to the development or commercialization of the Compound, then ROCHE may provide ENS written notice specifying in reasonable detail the reasons why ROCHE believes that ENS is not using Commercially Reasonable Efforts with respect to the Compound. Upon receipt of such notice, ENS shall have a period of ninety (90) days to present evidence to ROCHE that ENS is using Commercially Reasonable Efforts with respect to the Compound or to cure the lack of diligence based on the reasons submitted by ROCHE (“Evidence and Cure Period”). If ENS

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

presents evidence reasonably acceptable to ROCHE, then ROCHE’s notice shall be deemed withdrawn and of no effect. If, within such period, ENS has not presented evidence reasonably acceptable to demonstrate that ENS has used Commercially Reasonable Efforts to develop the Compound or has not cured such lack of diligence within such period, then the question of whether ENS has used Commercially Reasonable Efforts shall be submitted to dispute resolution pursuant to Sections 14.2 and 14.3. For purposes of this Section 4.1.3, the efforts, activities and measures of ENS’s Affiliates, sub-licensees and marketing partners will be considered as those of ENS.”

3. Payments to Roche

a) The following shall be added to Section 6.1 of the Agreement:

If ENS enters into a Co-funding Agreement and/or a Commercialisation Agreement, then Section 6.1 shall be replaced by the following:

“ENS shall pay to ROCHE for a Product [***] percent ([***]) % of all future Net Payments that ENS receives from such third party in relation to the use, manufacture, development and commercialization of the Product.

‘Payment’ shall mean the gross proceeds or any consideration of any kind whatsoever received by ENS or its Affiliates under or pursuant to any third party agreement, including, without limitation, upfront payments, development milestone payments (whether based on development event payments, regulatory event payments, sales event payments or otherwise), royalties, shares of profits or net sales, damages (both compensatory and punitive) awarded that relate to lost consideration under such agreements, and any equity interests. Payment shall not include any Development Funds received by ENS from a third party that are dedicated to cover research and development expenses by ENS in relation with a Co-funding Agreement. If ENS enters into a Commercialization Agreement with a third party which foresees co-funding of further research and development, then Development Funds dedicated to such co-funding prior to First Commercial Sale of the first Product shall not be considered as Payments. Development Funds shall mean payments directly related to the development activity but excluding development milestone payments.

‘Net Payments’ shall mean Payments minus deduction of Compensations, if any.

‘Compensations’ shall mean any repayments of principal amounts, interest payments and (partial) pass-through payments of gross proceeds related to any funds received by ENS from a third party that are dedicated to cover research and development expenses by ENS to third-party providers in relation with a Co-funding Agreement.

ENS shall make any payments due under this First Amendment within thirty (30) days after ENS receives any payments under any Co-funding Agreement and/or Commercialisation Agreement.

Together with the payments due under this First Amendment, ENS shall provide Roche with detailed reports on the amount of Payments and Compensations claimed for deduction from Payments necessary for Roche to verify the payments made under this First Amendment.

‘Co-funding Agreement’ shall mean an agreement between ENS and a third party that is limited to the co-funding of future research and development costs and in which ENS does not grant any right relating to commercialization of the Product to the third party. ENS shall not structure any Co-funding Agreement with third parties to reduce the amount of Net Payments due to Roche.

2

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

‘Commercialisation Agreement’ shall mean an agreement between ENS and a third party relating to the use, manufacture, development and commercialisation of the Product. ENS shall not structure any Commercialisation Agreement with third parties to reduce the amount of Net Payments due to Roche.

If the Co-funding Agreement and/or the Commercialisation Agreement terminate for whatever reason, then the terms set forth in this Section 3 of this First Amendment above do not apply and Sections 6.1. and 6.2 of the Agreement shall remain unchanged.”

b) The following shall be added to Section 6.2 of the Agreement:

“If ENS enters into a Commercialisation Agreement, then Section 6.2 shall be deleted completely”.

c) If a Change of Control of ENS occurs (i) before ENS enters into a Commercialisation Agreement or (ii) in a way that a third party with which ENS has entered into a Commercialisation Agreement or a Co-Funding Agreement gains control over ENS according to the definition of Change of Control in the subsequent sentence, then the terms set forth in this Section 3 of this First Amendment above do not apply and Sections 6.1 and 6.2 of the Agreement shall remain unchanged. Change of Control shall mean a transaction or series of related transactions (other than an equity financing the principal purpose of which is to raise new capital of ENS or an initial public offering or follow-on public offering), that result directly or indirectly in the change:

(i)	control of more than half of the voting power of the issued share capital of ENS by an acquirer; or

(ii)	control of more than half of the issued share capital (excluding any part thereof which carries no right to participate beyond a specified amount in the distribution of either profit or capital) of ENS by an acquirer; or

(iii)	control of the power to direct or cause the direction of the management and policies of ENS by an acquirer, by virtue of any power conferred under the articles of association or other documents relating to ENS.

4. Assignment

The following sentence shall be added at the end of Section 16.4 of the Agreement:

“ENS will not make any assignment to any of its Affiliates without the prior written consent by ROCHE, such consent not to be unreasonably withheld.”

3

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this Agreement by signing below.

Basel, March 9, 2009	F. HOFFMANN-LA ROCHE LTD

/S/ CHRISTOPHE CARISSIMO
Christophe Carissimo
Global Licensing Director

/S/ MELANIE FREY WICK
Dr. Melanie Frey Wick
Legal Counsel

Nutley, March 6, 2009	HOFFMANN-LA ROCHE INC.	Apprv’d As To Form
LAW DEPT.
		By:	/S/ ILLEGIBLE
/S/ GEORGE W. JOHNSTON
George W. Johnson
Vice President

Hamburg,	EVOTEC NEUROSCIENCES GmbH

/S/ JOHN A. KEMP

/S/ KLAUS MALECK

4

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.